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                                                                   Exhibit 4.b.1


                                                                 SCHEDULE 7.4(a)




                               REGISTRATION RIGHTS



         The following sets forth the terms and conditions of the registration rights to which the Sellers are entitled pursuant to Section 7.4(a) of the Stock Purchase Agreement:

         SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in Article I of the Stock Purchase Agreement:

         "Account" shall have the meaning set forth in Section 3(a) hereof.

         "Affiliate" means, with respect to any specified person, an "affiliate", as defined in Rule 144 under the Securities Act, of such person.

         "Aggregate Closing Consideration" means One Hundred Twenty Eight Million Six Hundred Thousand dollars ($128,600,000).

         "Amendment Effectiveness Deadline Date" shall have the meaning set forth in Section 2(e) hereof.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of London or in New York City are authorized or obligated by law or executive order to close.

         "Effectiveness Period" means the period of two years from the later of
(a) the Closing or (b) any Subsequent Delivery Date, or such shorter period ending on the date that all Registrable Shares have ceased to be Registrable Shares.

         "Initial Registration Deadline" shall have the meaning set forth in
Section 3(a) hereof.

         "Initial Registration Default" shall have the meaning set forth in
Section 3(a) hereof.
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         "Initial Shelf Registration Statement" shall have the meaning set forth in Section 3(a) hereof.

         "Liquidated Damages Payment Amount" shall have the meaning set forth in
Section 3(a) hereof.

         "Notice and Questionnaire" means a written notice delivered to Buyer containing substantially the information called for by the Selling Securityholder Notice and Questionnaire attached as Annex A to this Schedule 7.4(a).

         "Notice Shareholder" means any Shareholder that on any date has delivered a Notice and Questionnaire to Buyer on or prior to such date.

         "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

         The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         "Registrable Shares" means all shares of Buyer Stock issued or issuable in connection with (x) the purchase of the Shares and exchange of Company Options for Buyer Options as set forth in Sections 2.2, 2.3, 2.4, 2.5 and 3.5 of the Stock Purchase Agreement and (y) the exercise of such Buyer Options and any and all securities issued or issuable with respect to such shares of Buyer Stock upon any stock split or stock dividend or into which such shares of Buyer Stock have been or may be converted or exchanged in connection with any merger, consolidation, recapitalization or similar event until, in the case of any such security, (A) the earliest of (i) its effective registration under the Securities Act and resale in accordance with the registration statement covering it, (ii) expiration of the holding period that would be applicable thereto under Rule 144(k) were it not held by an Affiliate of Buyer or (iii) its sale to the public pursuant to Rule 144, and (B) as a result of the event or circumstance described in any of the foregoing clauses (i) through (iii), the legend


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with respect to transfer restrictions required under the Stock Purchase
Agreement is removed or removable in accordance with the terms of the Stock Purchase Agreement or such legend, as the case may be.

         "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

         "Schedule 7.4(a) Indemnified Party" shall have the meaning set forth in
Section 6(c) hereof.

         "Schedule 7.4(a) Indemnifying Party" shall have the meaning set forth in Section 6(c) hereof.

         "Sellers' Account" shall have the meaning set forth in Section 3(a) hereof.

         "Shareholders" means collectively the Sellers.

         "Shelf Registration Statement" shall mean the registration statement referred to in Section 2(a) hereof or any registration statement substituted by Buyer therefore pursuant to Sections 2(c) or 2(d) hereof.

         "Stock Purchase Agreement" means the Stock Purchase Agreement to which this Schedule 7.4(a) is attached.

         "Subsequent Delivery Date" means any date, other than the Closing Date, on which Buyer delivers Registrable Shares to any Seller as a result of the occurrence of a Subsequent Event.

         A "Subsequent Event" occurs when Buyer becomes obligated to deliver Buyer Stock to (1) any Option Holder upon exercise of a Buyer Option or (2) any Shareholder pursuant to Sections 2.3, 2.4 or 2.5 of the Stock Purchase Agreement.

         "Subsequent Registration Default" shall have the meaning set forth in
Section 3(d) hereof.

         "Subsequent Shelf Registration Statement" shall have the meaning set forth in Section 3(d) hereof.

         "Suspension Period" shall have the meaning set forth in Section 2(b) hereof.


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         SECTION 2. Required Registration.

         (a) Buyer shall prepare and file or cause to be prepared and filed with the SEC (1) as soon as practicable, but in any event within sixty (60) days after the Closing Date, a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering (A) the resale from time to time by the Shareholders thereof of all of the Registrable Shares delivered at the Closing or otherwise capable of being registered at such time and (B) the issuance by Buyer of Buyer Stock upon exercise of any Buyer Options delivered at the Closing, and (2) if necessary, as soon as practicable, but in any event within sixty (60) days after each Subsequent Event an additional registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering (x) the resale from time to time of any additional Registrable Shares delivered upon the occurrence of a Subsequent Event and (y) the issuance by Buyer of Buyer Stock upon exercise of any Buyer Options delivered upon the occurrence of a Subsequent Event. (Each registration statement required to be filed pursuant to the preceding sentence, a "Shelf Registration Statement".) Each Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Shares for resale by such Shareholders in accordance with the methods of distribution elected by the Shareholders and set forth in such Shelf Registration Statement. Buyer shall use its commercially reasonable efforts to cause each Shelf Registration Statement to be declared effective under the Securities Act as promptly as is practicable after the filing thereof with the SEC, but in any event within ninety (90) days after the Closing Date or the relevant Subsequent Delivery Date, as the case may be, and to keep such Shelf Registration Statement continuously effective under the Securities Act until the expiration of the Effectiveness Period. Notwithstanding the foregoing sentence, in the event that the staff of the SEC notifies Buyer or its counsel (whether orally or in writing) that a Shelf Registration Statement will not be reviewed ("No-Review"), the Buyer shall notify each Shareholder within five (5) Business Days of such notification and use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective (including by requesting acceleration of the Shelf Registration Statement) no later than fifteen (15) days after receipt of such notification from the staff of the SEC.

         At the time a Shelf Registration Statement is declared effective, each Shareholder that became a Notice


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Shareholder on or prior to the date ten (10) Business Days (or in the event of a
No-Review, five (5) Business Days) prior to such time of effectiveness shall be named as a selling securityholder in such Shelf Registration Statement and the related Prospectus in such a manner as to permit such Shareholder to deliver such Prospectus to purchasers of Registrable Shares in accordance with applicable law.

         In the event that any public offering pursuant to this Agreement shall involve, in whole or in part, an underwritten offering (which shall require the prior consent of Buyer), Buyer shall have the right to designate an underwriter or underwriters as the lead or managing underwriter(s) of such underwritten offering who shall be reasonably acceptable to Shareholders owning a majority of the Registrable Shares proposed to be sold therein. Each Shareholder agrees that if such Shareholder's Registrable Shares, or any portion thereof, are sold in any public offering involving, in whole or in part, an underwritten offering, then such Shareholder will enter into a customary underwriting agreement with the underwriter(s) selected pursuant to the preceding sentence.

         Notwithstanding the foregoing, Buyer may delay in filing any Shelf Registration Statement and may withhold efforts to cause such Shelf Registration Statement to become effective if the Buyer determines in good faith that such filing or effectiveness might (1) interfere with or affect the negotiation or completion of any transaction or other material event that is being contemplated by Buyer (whether or not a final decision has been made to undertake such transaction at the time the right to delay is exercised), or (2) involve initial or continuing disclosure obligations that might not be in the best interest of Buyer's shareowners. Buyer may exercise such right to delay the filing or effectiveness of each registration statement one time and may delay the filing or effectiveness of such Shelf Registration Statement for not more than sixty
(60) days beyond the relevant period set forth in the first paragraph of this
Section 2(a).

         (b) Following the effectiveness of a Shelf Registration Statement filed pursuant to this Section 2, Buyer may suspend at any time the availability of such Shelf Registration Statement and the related Prospectus upon (i) the issuance by the SEC of a stop order with respect to such Shelf Registration Statement or the initiation of proceedings with respect to such Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act, (ii) the occurrence of any event or the existence of any fact as a result of which
(A) any Shelf Registration


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Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the occurrence or existence of any pending corporate development, including without limitation any such development that may (y) interfere with or affect the negotiation or completion of any transaction or other material event that is being contemplated by Buyer (whether or not a final decision has been made to undertake such transaction at the time the right to suspend is exercised), or
(z) involve initial or continuing disclosure obligations that might not be in the best interest of Buyer's shareowners, that, in the reasonable discretion of Buyer, makes it appropriate to suspend the availability of any Shelf
Registration Statement and the related Prospectus (each of (i), (ii) and (iii) above is hereinafter referred to as a "Suspension Period"); provided that the duration of a Suspension Period under subsections (ii) and (iii) shall not extend beyond thirty (30) days. Notwithstanding the foregoing, Buyer shall be limited to no more than two Suspension Periods under subsections (ii) and (iii) above in any rolling 12-month period. Buyer shall use its reasonable efforts to end any Suspension Period as promptly as practicable under the circumstances and, in the case of subsection (iii) above, as soon as, in the discretion of Buyer, such suspension is no longer appropriate.

         Provided that a Shareholder has timely delivered to Buyer a Notice and Questionnaire, Buyer shall be obligated to notify such Shareholder in writing of the existence of a Suspension Period. Upon receipt of any notice from Buyer of a Suspension Period, the Shareholders shall forthwith discontinue any disposition of Registrable Shares until the earlier of (1) the end of the Suspension Period or (2) the Shareholders (i) are advised in writing by Buyer that the use of the applicable Prospectus may be resumed, (ii) have received copies of a supplemental or amended Prospectus, if applicable, and (iii) have received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference into such Prospectus.

         (c) The Shareholders acknowledge that Buyer's obligations under this
Section 2 may be satisfied, in Buyer's sole discretion, by the inclusion of the Registrable Shares in any eligible registration statement filed by Buyer



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for the benefit of any of its shareowners other than the Shareholders or by the amendment of any existing Shelf Registration Statement.

         (d) In the event that any Shelf Registration Statement shall cease to be effective, Buyer shall promptly prepare and file a new registration statement covering the Registrable Shares previously covered by such Shelf Registration and shall use its best efforts to have such registration statement declared effective as soon as possible. Any such registration statement shall be considered a "Shelf Registration Statement" hereunder.

         (e) Each Shareholder who wishes to sell Registrable Shares pursuant to a Shelf Registration Statement and related Prospectus agrees that it will do so only in accordance with Section 2(b) and this Section 2(e). Each Shareholder wishing to sell Registrable Shares pursuant to a Shelf Registration Statement and related Prospectus agrees to deliver a Notice and Questionnaire to Buyer at least ten (10) Business Days prior to any intended distribution of Registrable Shares under the Shelf Registration Statement (or in the event of a No-Review, five (5) Business Days prior to the date the Shelf Registration Statement is expected to be declared effective). From and after the date any Shelf Registration Statement is declared effective, Buyer shall, as promptly as practicable after the date a Notice and Questionnaire is delivered, and in any event within ten (10) Business Days after such date, if required by applicable law, file with the SEC a post-effective amendment to such Shelf Registration Statement or prepare and, if required by applicable law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Shareholder delivering such Notice and Questionnaire is named as a selling securityholder in such Shelf Registration Statement and the related Prospectus in such a manner as to permit such Shareholder to deliver such Prospectus to purchasers of the Registrable Shares in accordance with applicable law and, if Buyer shall file a post-effective amendment to the Shelf Registration Statement, use reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is practicable, but in any event by the date (the "Amendment Effectiveness Deadline Date") that is forty-five (45) days after the date such post-effective amendment is required by this clause to be filed; provided that if such Notice and Questionnaire is delivered during a Suspension Period, Buyer shall take the actions set forth above as soon as possible upon expiration of the Suspension Period. Notwithstanding anything


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contained herein to the contrary, (i) Buyer shall be under no obligation to name any Shareholder that is not a Notice Shareholder as a selling securityholder in any Registration Statement or related Prospectus and (ii) the Amendment Effectiveness Deadline Date shall be extended by up to ten (10) Business Days from the expiration of a Suspension Period if such Suspension Period shall be in effect on the Amendment Effectiveness Deadline Date.

         SECTION 3. Liquidated Damages.

         (a) If the Shelf Registration Statement to be filed pursuant to Section 2(a)(1) of this Schedule 7.4(a) (the "Initial Shelf Registration Statement") has not been declared effective by the SEC on or prior to the 90th day after the Closing Date (the "Initial Registration Deadline"), Buyer shall deposit in a joint bank account maintained in The City of London selected by the Sellers' Representative and reasonably satisfactory to Buyer (the "Account") an amount equal to one-half of one percent (0.5%) of the Aggregate Closing Consideration (the "Liquidated Damages Payment Amount") on each of the date (1) of the Initial Registration Deadline, (2) which is thirty (30) days after the Initial Registration Deadline and (3) which is sixty (60) days after the Initial Registration Deadline. Any balance in the Account shall be invested in accordance with such instructions as may be given by Buyer. If the Initial Shelf Registration Statement has not been declared effective on or prior to the 180th day after the Closing Date (the "Initial Registration Default"), Buyer and the Shareholders agree that all amounts in the Account as of the date of the Initial Registration Default shall be released to an account designated by the Sellers' Representative, for the benefit of the Sellers (the "Sellers' Account") on the next Business Day following the date of the Initial Registration Default.

         (b) For each 30-day period after the Initial Registration Default, Buyer shall deposit the Liquidated Damages Payment Amount in the Account on the first Business Day of any such 30 day period. Buyer and the Shareholders agree that amounts deposited in the Account pursuant to this Section 3(b) shall be released to the Sellers' Account at the end of every 30-day period thereafter until such time as the Initial Registration Statement shall have been declared effective.

         (c) If the Initial Shelf Registration Statement has been declared effective on or prior to the 180th day after the Closing Date, Buyer and the Shareholders agree that all amounts in the Account, together with any interest


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thereon, shall be released to Buyer on the next Business Day immediately following the day that the Initial Registration Statement is declared effective. If the Initial Registration Statement is declared effective on or prior to the end of any thirty (30) day period following the 180th day after the Closing Date, the Shareholders and Buyer agree that amounts then held in the Account for payment under Section 3(b), together with interest thereon, shall be released to Buyer.

         (d) If (i) any Shelf Registration Statement other than the Initial Shelf Registration Statement (a "Subsequent Shelf Registration Statement") has not been declared effective by the SEC on or prior to the date specified in
Section 2(a)(2) of this Schedule 7.4(a) or (ii) if any Subsequent Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for any period of thirty (30) consecutive days other than as a result of a Suspension Period (each a "Subsequent Registration Default"), Buyer agrees to pay liquidated damages in an amount equal to $1.50 per share per annum for all Registrable Shares subject to such Subsequent Shelf Registration Statement, which shall accrue from the date such Subsequent Registration Default occurs until the default is cured. All liquidated damages accrued and unpaid under this Section (3)(d) shall be paid on the last day of each month following such default or, if earlier, the date the relevant Subsequent Registration Default is cured.

         SECTION 4. Registration Procedures. When Buyer effects the registration of the Registrable Shares under the Securities Act pursuant to Section 2 hereof, Buyer will, at its expense, as promptly as practicable:

         (a) Subject to Section 2(e) and in accordance with the Securities Act and the rules and regulations of the SEC, prepare and file with the SEC such amendments to each Shelf Registration Statement and supplements to the Prospectus contained therein as may be necessary to keep such Shelf Registration Statement effective for the Effectiveness Period and such Shelf Registration Statement and Prospectus accurate and complete for the Effectiveness Period;

         (b) Furnish to the Shareholders such reasonable number of copies of each Shelf Registration Statement (including exhibits), any preliminary or final Prospectus, any amendment or supplement to any of the foregoing and such other documents as the Shareholders may reasonably request, including any documents incorporated by reference in the


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Shelf Registration Statement or the Prospectus, in order to facilitate the public offering of the Registrable Shares;

         (c) Use its best efforts to register or qualify the Registerable Shares covered by any Shelf Registration Statement and to maintain such registration or qualification under such state securities or blue sky laws as any of the Shareholders shall reasonably request and do any and all other reasonable acts and things that may be necessary or, advisable to enable a Shareholder to consummate the disposition of the Shareholders' Registrable Shares in such jurisdiction, except that Buyer shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified;

         (d) Notify the Shareholders, (i) promptly after it shall receive notice thereof, of the date and time when any Shelf Registration Statement and each post-effective amendment thereto has become effective and (ii) of the initial filing of any Shelf Registration Statement with the SEC;

         (e) Notify the Shareholders promptly of any request by the SEC for the amending or supplementing of any Shelf Registration Statement or Prospectus or for additional information;

         (f) Notify each Shareholder, at any time when a Prospectus relating to the Registerable Shares is required to be delivered under the Securities Act, of any event which would cause any such Prospectus or any other Prospectus as then in effect to include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and file with the SEC, and promptly notify the Shareholders of the filing of, such amendments or supplements to any Shelf Registration Statement or Prospectus as may be necessary to correct any such statements or omissions;

         (g) Advise the Shareholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of any Shelf Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;


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         (h) Use its best efforts to list or qualify all Registrable Shares covered by any Shelf Registration Statement on any securities exchange or inter-dealer quotation system on which the Buyer Stock is then listed or quoted;

         (i) Permit a single firm of counsel designated by the Shareholders (which initially shall be Weil, Gotshal & Manges) a reasonable period of time prior to the filing of the Shelf Registration Statement with the SEC to review any Shelf Registration Statement, and shall not file such Shelf Registration Statement in a form to which such counsel reasonably objects;

         (j) Provide such information as is required for any filings required to be made with the National Association of Securities Dealers, Inc.; and

         (k) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its Shareholders, as soon as reasonably practicable, an earning statement covering the period of at least 12 months, beginning with the first full calendar month after the effective date of each Shelf Registration Statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

         SECTION 5. Expenses. With respect to any registration effected pursuant to Section 2 hereof, all fees, costs and expenses of and incidental to such registration and the public offering in connection therewith, including the reasonable fees and expenses of one firm of counsel for the Shareholders, shall be borne by Buyer; provided, however, that the Shareholders shall bear their own underwriting discounts or commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sales of securities by such Shareholders.

         SECTION 6. Indemnification.

         (a) By Buyer. Buyer will indemnify each Shareholder and each of its officers, directors, stockholders, partners, employees and agents and each person controlling such Shareholder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Schedule 7.4(a), against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in


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settlement of any litigation (including reasonable attorneys' fees), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Shelf Registration Statement or Prospectus (including, in each case, all documents incorporated by reference therein, as such documents may have been updated by later dated documents), or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Buyer of any rule or regulation promulgated under the Securities
Act applicable to Buyer and relating to action or inaction required of Buyer in connection with any such registration, qualification or compliance; provided, however, that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Buyer by such Shareholder and stated to be specifically for use therein or by a Shareholder's failure to deliver a copy of the relevant Shelf Registration Statement or Prospectus or any amendments or supplements thereto after Buyer has furnished that Shareholder or underwriter with copies of the same. In connection with a firm or best efforts underwritten offering, to the extent customarily required by the managing underwriter, Buyer will indemnify the underwriters, their officers and directors and each such person who controls the underwriters (within the meaning of Section 15 of the Securities Act), to the extent customary in such agreements.

         (b) By the Shareholders. Each Shareholder will, if Registrable Shares held by such Shareholder are included in the securities as to which such registration is being effected, indemnify Buyer, each of its directors, officers, stockholders, partners, employees and agents and each person who controls Buyer within the meaning of Section 15 of the Securities Act, and each other such Shareholder, each of its officers, directors, partners, employees and agents and each person controlling such Shareholder within the meaning of
Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation (including reasonable attorneys' fees), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Shelf Registration Statement or Prospectus,


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or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Shelf Registration Statement or Prospectus, in reliance upon and in conformity with written information furnished to Buyer by such Shareholder and stated to be specifically for use therein; provided, however, that the obligation to indemnify will be individual to each Shareholder and shall be limited to an amount equal to the net proceeds received by such Shareholder of Registrable Shares sold in connection with such registration. In connection with a firm or best efforts underwritten offering, to the extent customarily required by the managing underwriter, each Shareholder, severally and not jointly, will indemnify the underwriters, their officers and directors and each person who controls the underwriters (within the meaning of Section 15 of the Securities
Act), to the extent customary in such agreements; provided, however, that the obligation to indemnify will be individual to each Shareholder and shall be limited to an amount equal to the net proceeds received by such Shareholder of Registrable Shares sold in connection with such registration.

         (c) Each party entitled to indemnification under this Section 7 (the "Schedule 7.4(a) Indemnified Party") shall give notice to the party required to provide indemnification (the "Schedule 7.4(a) Indemnifying Party") promptly after such Schedule 7.4(a) Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Schedule 7.4(a) Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Schedule 7.4(a) Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Schedule 7.4(a) Indemnified Party (which approval shall not be unreasonably withheld), and the Schedule 7.4(a) Indemnified Party may participate in such defense at such party's expense; provided, however, that the
Schedule 7.4(a) Indemnifying Party shall pay such expense if representation of such Schedule 7.4(a) Indemnified Party by the counsel retained by the Schedule 7.4(a) Indemnifying Party would be inappropriate due to actual or potential differing interests between the Schedule 7.4(a) Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any
Schedule 7.4(a) Indemnified Party to give notice as provided herein shall not relieve the Schedule 7.4(a) Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Schedule 7.4(a) Indemnifying Party's ability to


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defend against such claim or litigation is impaired as a result of such failure to give notice. No Schedule 7.4(a) Indemnifying Party in the defense of any such claim or litigation, shall, except with the consent of each Schedule 7.4(a) Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Schedule 7.4(a) Indemnified Party of a release from all liability in respect to such claim or litigation.

         (d) If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction (by the entry of a final judgment or decree and the expiration of time to appeal or the denial of the last right of appeal) to be unavailable to a Schedule 7.4(a) Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Schedule 7.4(a) Indemnifying Party, in lieu of indemnifying such Schedule 7.4(a) Indemnified Party hereunder, shall contribute to the amount paid or payable by such Schedule 7.4(a) Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Schedule 7.4(a) Indemnifying Party on the one hand and of the Schedule 7.4(a) Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Schedule 7.4(a) Indemnifying Party and of the Schedule 7.4(a) Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the
Schedule 7.4(a) Indemnifying Party or by the Schedule 7.4(a) Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

         (e) The parties hereto agree that it would not be just and equitable if contribution pursuant this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d). Notwithstanding anything herein to the contrary, no participating holder of Registrable Shares will be required to contribute any amount in excess of the amount by which the net proceeds received by such participating holder from the sale of Registrable Shares pursuant to the Shelf Registration Statement exceeds the amount of any damages that such participating Shareholder has otherwise been


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
required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

         (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         (g) The indemnification and contribution provided for under this
Schedule 7.4(a) will remain in full force and effect regardless of any investigation made by or on behalf of the Schedule 7.4(a) Indemnified Party or any officer, director or controlling person of the Schedule 7.4(a) Indemnified Party and will survive the completion of any offering of Registrable Shares in any Shelf Registration Statement under this Schedule 7.4(a).

         SECTION 7. Information by Shareholder. The Shareholder or Shareholders wishing to sell any Registrable Shares in any registration shall furnish to Buyer such information regarding such Shareholder or Shareholders and the distribution proposed by such Shareholder or Shareholders as Buyer may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Schedule 7.4(a).

         SECTION 8. Delay of Registration. The Shareholders shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of these registration rights.

         SECTION 9. Rule 144. Buyer agrees that it will use its best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by Buyer under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time, to enable each Shareholder to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144, or (ii) any similar rule or regulation hereafter adopted by the SEC, until the earlier to occur of the date (a) the Registrable Shares covered thereby have been sold pursuant to a Shelf


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
Registration Statement, or (b) by which each Shareholder may sell all of its or his Registrable Shares covered thereby under Rule 144(k). Buyer also agrees to furnish to each Shareholder forthwith upon request any information which such Shareholder may reasonably request in availing itself of Rule 144.

         SECTION 10. Termination of Buyer's Obligations. Buyer shall have no obligations to register or maintain any Shelf Registration Statement governing Registrable Shares and no penalties or liquidated damages will accrue or be payable as a result of such failure to register or maintain any Shelf Registration Statement, (a) if all Registrable Shares have been registered and sold pursuant to a Shelf Registration Statement effected pursuant to this
Schedule 7.4(a), or (b) with respect to any particular Shareholder, at such time as all Registrable Shares held by such Shareholder may be sold under Rule 144(k), as it may be amended from time to time, including but not limited to amendments that reduce that period of time that securities must be held before such securities may be sold pursuant to such Rule.

         SECTION 11. Successors and Assigns. This Schedule 7.4(a) shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto including any person to whom Registrable Shares are transferred in accordance with the provisions of the Stock Purchase Agreement.

         SECTION 12. Amendment and Waivers. Except as otherwise provided herein, the provisions of this Schedule 7.4(a) may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless agreed upon in writing by Buyer, the holders of a majority of the Registrable Shares and the holders of a majority of the Registrable Shares held by the Non-Warrantor Sellers.



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